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                                                                      EXHIBIT 11


              DAISYTEK INTERNATIONAL CORPORATION AND SUBSIDIARIES

               STATEMENTS RE:  COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                       Three Months Ended
                                                                             June 30,
                                                                    --------------------------
                                                                       1998            1997
                                                                    ---------        ---------
 Net income                                                         $   5,393         $  4,100
                                                                    =========         ========
 Net income per common share - diluted                              $    0.30         $   0.27
                                                                    =========         ========
Pro forma data(2):
  Historical net income                                             $   5,393         $  4,100
  Pro forma adjustments:
    Provision for income taxes                                           (291)             (82)
    Acquisition related costs, net of tax                                 246               --
                                                                    ---------         --------
  Pro forma net income                                                  5,348            4,018
                                                                    =========         ========
  Pro forma net income per common share - diluted                   $    0.30         $   0.27
                                                                    =========         ========

Weighted average of common shares outstanding                          17,814           14,983
                                                                    =========         ========

Calculation of weighted average common shares outstanding:

Weighted average of common stock outstanding                           17,005           14,339

Weighted average common stock options, utilizing
  the treasury stock method(1)                                            809              644
                                                                    ---------         --------

                                                                       17,814           14,983
                                                                    =========         ========



(1) Utilizing the weighted average stock price of $24.38 and $15.88 per share for the three months ended June 30, 1998 and 1997, respectively.

(2) Pro forma data is presented for informational purposes only and includes the following adjustments: (1) A business unit of a business combination with The Tape Company, Inc., which was accounted for as a pooling of interests, was organized as a subchapter S corporation, whereby income taxes were paid individually by the owners. The pro forma provision for income tax adjustment is provided to reflect income tax under a corporate tax structure. (2) Daisytek incurred various acquisition related accounting, legal and other costs applicable to the acquisition of The Tape Company. The pro forma adjustment for acquisition related costs, net of tax, excludes such costs from pro forma net income for the three months ended June 30, 1998.